Subject to Completion, dated December 11, 1995

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated September 4, 1992)

                   $150,000,000



          Harnischfeger Industries, Inc.

         % Debentures due            , 2025

                --------------------
         Interest Payable              and


                --------------------

     The Debentures will mature on           , 2025.  The
Debentures are not redeemable prior to maturity and are not
subject to any sinking fund.  Interest on the Debentures is
payable semi-annually on            and           of each
year, commencing              , 1996.  The Debentures will
be issued in the form of one or more Global Securities (the
"Global Securities") registered in the name of The
Depository Trust Company as Depositary (the "Depositary").
Beneficial interests in the Global Securities will be shown on, and transfer will be effected only through, records maintained by the Depositary and its participants. Except as described herein, Debentures in definitive form will not be issued. See "Description of the Debentures." The
Debentures will trade in the Depositary's Same-Day Funds
Settlement System until maturity, and secondary market trading activity for the Debentures will therefore settle in immediately available funds. All payments of principal and interest will be made in immediately available funds.
See "Description of the Debentures - Same-Day Settlement and Payment."

           ------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR
THE ACCOMPANYING PROSPECTUS.  ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

-----------------------------------------------------------
-----------------------------------------------------------
               Price to   Underwriting   Proceeds to
                Public(1)  Discount(2)    Company(1)(3)

-----------------------------------------------------------


Per Debenture          %          %                  %

-----------------------------------------------------------
Total                 $         $               $
-----------------------------------------------------------
-----------------------------------------------------------
(1)          Plus accrued interest, if any, from            , 1995
             to date of delivery.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See
             "Underwriting."

(3)          Before deduction of expenses payable by the Company
             estimated at              .

           ------------------------------

             The Debentures offered by this Prospectus Supplement are offered by the Underwriters subject to prior sale, withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the Debentures will be made in book-entry form through the facilities of the Depositary, against payment therefor in immediately available funds, on or about December , 1995.

         ----------------------------------

LEHMAN BROTHERS                  SALOMON BROTHERS INC
CHEMICAL SECURITIES INC.
         FIRST CHICAGO CAPITAL MARKETS, INC.
                            RBC DOMINION SECURITIES CORPORATION
December     , 1995

             IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS
MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR
MAINTAIN THE MARKET PRICE OF THE DEBENTURES OFFERED HEREBY
AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE
OPEN MARKET.  SUCH STABILIZING, IF COMMENCED, MAY BE
DISCONTINUED AT ANY TIME.


   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

             The Company's Annual Report on Form 10-K for the year ended October 31, 1994, the Company's Current Reports on
Form 8-K dated December 13, 1994, January 17, 1995,
February 17, 1995, June 9, 1995, September 1, 1995, October
11, 1995, October 26, 1995, December 4 and December 8, 1995 and the Company's Quarterly Reports on Form 10-Q for the quarters ended January 31, 1995, April 30, 1995 and July
31, 1995, and on Form 10-QA for the quarter ended January
31, 1995, each of which has been filed by the Company with the Commission, are incorporated herein by reference.

             All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus
Supplement and prior to the termination of the offering of the Debentures shall be deemed to be incorporated by reference in this Prospectus Supplement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement and the accompanying Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.
Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement or the accompanying
Prospectus.

             The Company will provide without charge to each person, including any beneficial owner to whom this Prospectus Supplement is delivered, upon written or oral request of such person, a copy of any document incorporated by reference in this Prospectus Supplement or the accompanying Prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to Harnischfeger Industries, Inc., 13400 Bishops Lane, Brookfield, Wisconsin 53005, Attention: Corporate Secretary (Telephone Number
(414) 671-4400).

                 RECENT DEVELOPMENT

             On December 4, 1995, Harnischfeger Industries, Inc.
("Harnischfeger" or the "Company") acquired substantially all of the stock of Dobson Park Industries plc ("Dobson
Park") in a transaction valued at approximately $330 million, plus the assumption of approximately $40 million million of debt. For the year ended September 30, 1995, Dobson Park had net profits of $9.5 million on sales of $427 million.

             Dobson Park is a manufacturer of mining equipment, industrial electronic control systems, toys and plastics. Dobson Park's principal subsidiary, Longwall International, is engaged in the manufacture, sale and service of mining equipment for the international underground coal mining industry. Its principal products include electronically controlled hydraulic roof support systems, armored face conveyors, pumps and belt conveyor components and systems.
For the year ended September 30, 1995, Longwall
International had operating profits of $22 million on sales of $373 million.

                     THE COMPANY

             Harnischfeger is an international holding company with business segments involved in the manufacture and distribution of equipment for papermaking (Beloit
Corporation); surface mining (P&H Mining Equipment) and underground mining (Joy Mining Machinery); and material handling (P&H Material Handling). Harnischfeger is the direct successor to a business begun over 100 years ago which, at October 31, 1995, through its subsidiaries, manufactures and markets products classified into three industry segments: Papermaking Machinery and Systems, Mining Equipment, and Material Handling.

Papermaking Machinery and Systems

             The Papermaking Machinery and Systems Group is comprised of the Company's 80% interest in Beloit
Corporation ("Beloit").  Mitsubishi Heavy Industries, Ltd.
("Mitsubishi") is the owner of the remaining 20% interest in Beloit. The Company and Mitsubishi have entered into certain agreements that provide Mitsubishi with the right to designate one of Beloit's five directors. These agreements also place certain restrictions on the transfer of Beloit stock. In the event of a change in control of the Company, Mitsubishi has the right to sell its 20% interest back to the Company for the greater of $60 million or the book value of its equity interest. Beloit is a leader in the design and manufacture of papermaking machinery and related products used in the pulp and paper industries. Beloit operates on a global basis with major manufacturing facilities in seven countries and sales and service offices located throughout the world. In addition, licensing arrangements exist with several major foreign companies. Beloit's activities concerning papermaking equipment and systems are divided into the following principal categories: the design, manufacture, sale and installation of integrated papermaking equipment systems;
major rebuilds and servicing of existing systems; and the sale of ancillary equipment and replacement parts. This machinery is often custom designed to meet the specific needs of each customer. Beloit is known for the quality and dependability of its products and is a leader in product innovation and development. Beloit has made a continuous commitment to research and development activities, and has been granted numerous patents on its designs. Beloit systems and equipment are used by a substantial number of paper producers, both domestic and foreign, and Beloit's installed base of equipment exceeds that of any of its competitors. A major factor in Beloit's success in the paper machinery industry has been its international manufacturing operations. Beloit's overseas facilities have been used to support both domestic and foreign sales and have provided Beloit with the flexibility to shift its manufacturing to more favorable locations as appropriate. In addition, Beloit has at times been able to take advantage of favorable export financing provided by certain foreign governments. Beloit's manufacturing facilities are supported by a domestic and international marketing network staffed by experienced sales engineers.

Mining Equipment

             P & H Mining Equipment is the world's largest producer of electric mining shovels and is a significant producer of electric and diesel-electric crawler and walking draglines, hydraulic mining excavators, blasthole drills, and electric shovels, dredge and dragline bucket products. P & H Mining Equipment products are used in mines, quarries and earth-moving operations in the digging and loading of minerals and ores such as coal, copper, gold, iron ore, lead, zinc, bauxite, uranium, phosphate, stone and clay. P & H Mining Equipment has a significant relationship in the mining shovel business with Kobe Steel, Ltd. ("Kobe") pursuant to which P & H Mining Equipment licenses Kobe to manufacture certain electric mining shovels and related replacement parts in Japan. P & H
Mining Equipment has the exclusive right to market Kobe-manufactured mining shovels and parts outside Japan (except in the case of certain government sales). In addition, P &
H Mining Equipment is party to an agreement, through 1996, with a corporate unit of the People's Republic of China, licensing the manufacture and sale of two models of electric mining shovels and related components. This relationship provides

P & H Mining Equipment with an opportunity to sell component parts for shovels built in China.

             In November 1994, the Company acquired Joy
Technologies Inc., a world leader in underground mining equipment in an exchange of common stock. Its Joy Mining
Machinery division manufactures and services mining equipment for the underground extraction of coal and other bedded deposits and has facilities in Australia, South
Africa, the United Kingdom and the United States, as well as sales offices in both Poland and the People's Republic of China. Joy Mining Machinery designs, manufactures and distributes continuous miners, entry drivers and sump shearers, long-wall shearers, shuttle cars, and continuous haulage systems for use in underground mining and highwall mining systems for above ground mining. Joy Mining
Machinery also maintains an extensive network of service and spare parts distribution centers to rebuild and service equipment and sell spare parts in support of its installed base. This network includes six service centers in the United States and four outside of the United States, all of which are strategically located in major underground mining regions.

Material Handling Equipment

             P & H Material Handling designs, manufactures, sales installs and services lines of through-the-air material handling equipment designed for a variety of uses as well as container handling cranes for use in ports. P & H
Material Handling is comprised of six business groups:
P&H Equipment, Products Support, PHoenix , Distribution and Service, Morris Engineered Products Division and
Morris Standard Products Division. As a result of recent acquisitions and a change in business strategy, P&H
Material Handling changed the focus of its business from North America to a worldwide presence.

                   USE OF PROCEEDS

             The net proceeds to be received by the Company from the sale of the Debentures will initially be added to the general corporate funds of the Company. While such funds may be used for general corporate purposes, it is expected that the entire net proceeds will be used to refinance a portion of the bank indebtedness incurred in the acquisition of Dobson Park. As of December 11, 1995, borrowings under the Credit Agreement among the Company and royal Bank of Canada, Chemical Bank and The First National
Bank of Cicago were $200 million, bore interest at 6.175% and were required to be repaid no later than February 27, 1996.


  CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

             The ratio of earnings to fixed charges for the Company is defined as income before provision for income taxes and minority interest plus interest expense
(including amortization of debt issuance expense), the portion of rental expense which represents interest (deemed to be one-third of rentals) and dividends received on less-than-fifty-percent-owned companies, reduced by equity income recorded on less-than-fifty-percent-owned companies, divided by fixed charges. Fixed charges include interest expense (including amortization of debt issuance expense) and the portion of rental expense which represents interest. Earnings did not cover fixed charges by $47.4 million in 1993.

                           Fiscal Years Ended October 31,
                          --------------------------------
                          1995   1994   1993   1992   1991
                          ----   ----   ----   ----   ----


Ratio of Earnings
to Fixed Charges:    3.60   1.87    ---    2.05   2.40
                     ----   ----   ----   ----   ----
                          ----   ----   ----   ----   ----


            DESCRIPTION OF THE DEBENTURES

             The following description of the particular terms of the Debentures offered hereby (referred to in the Prospectus as "Securities") supplements and, to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Securities set forth in the accompanying Prospectus, to which description reference is hereby made.

General

             The Debentures will be limited to an aggregate
principal amount of $150,000,000, will mature on          ,
2025, and will be issued under an Indenture dated as of March 1, 1992, as supplemented by a supplemental indenture dated as of June 12, 1992 (collectively, the "Indenture"), between the Company and First Trust of Illinois, National
Association, as trustee (the "Trustee"), which is described more fully in the accompanying Prospectus. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definition therein of certain terms. Capitalized terms used herein and not defined herein or on the cover page hereof shall have the respective meanings set forth in the Indenture.

             Each Debenture will bear interest at the rate of
% per annum from        , 1995 or from the most recent
interest payment date to which interest has been paid,
payable semi-annually on            and            in each
year (each such date being hereinafter referred to as an "Interest Payment Date"), commencing

             , 1996, to the person in whose name such
Debenture is registered at the close of business on the
    or            , as the case may be, immediately
preceding such Interest Payment Dates. The Debentures will be sold in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000.

             The Debentures will not be subject to redemption prior to maturity at the option of the Company and will not be entitled to the benefit of any sinking fund.

             The Company is a holding company, conducting its operations through its operating subsidiaries.
Accordingly, the Company's ability to service the Debentures is dependent, in part, on its ability to obtain dividends or loans from such operating subsidiaries. The Debentures will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. However, because the Company is a holding company which conducts substantially all of its operations through subsidiaries, the right of the Company, and hence the right of creditors of the Company (including the Holders of the Debentures), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

             The covenants in the Indenture would not necessarily afford the holders of the Debentures protection in the event of a decline in the Company's credit quality resulting from highly leveraged or other transactions involving the Company.

Book-Entry Securities

             Except as otherwise provided in this Prospectus Supplement or the Indenture, the Debentures will be represented by one or more global securities ("Global Securities") held in book-entry form. The Global Security representing the Debentures will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), or other successor depository appointed by the Company (DTC or such other depository is herein referred to as the "Depository") and registered in the name of the Depository or its nominee. Unless otherwise provided in this Prospectus Supplement or the Indenture, Debentures will not be issued in definitive form.

             DTC has advised the Company that DTC is a limited-purpose trust company organized under the New York
Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve
System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants which have accounts directly with DTC ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock
Exchange, Inc., the American Stock Exchange, Inc. and the
National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly
("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

             Upon the issuance by the Company of the Debentures represented by a Global Security, purchases of the Debentures under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debentures on DTC's records. The ownership interest of each actual purchaser of each Debenture ("Beneficial
Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Debentures, except in the event that use of the book-entry system for the Debentures is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Security.

             So long as the Depository for the Global Security, or its nominee, is the registered owner of the Global
Security, the Depository or its nominee, as the case may be, will be considered the sole owner or holder of the Debentures represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interest in the Debentures represented by the Global Security will not be entitled to have Debentures represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Debentures in definitive form and will not be considered the owners or holders thereof under the applicable Indenture.


             To facilitate subsequent transfers, all Debentures deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Debentures with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debentures. DTC's records reflect only the identity of the Direct Participants to whose accounts such Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

             Neither DTC nor Cede & Co. will consent or vote with respect to Debentures. The Company has been advised that under its usual procedures, DTC mails an Omnibus Proxy to the issuer as soon as possible after the record date. The
Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

             Payments of principal of and interest, if any, on the Debentures represented by the Global Security registered in the name of DTC or its nominee will be made by the Company though the Trustee under the Indenture or a paying agent
(the "Paying Agent"), which may also be the Trustee under the Indenture, to DTC or its nominee, as the case may be, as the registered owner of the Global Security. None of the Company, the Trustee, any Paying Agent or the Underwriters will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global
Security representing any Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

             The Company has been advised that DTC, upon receipt of any payment of principal and interest in respect of a Global Security, will credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants and not of DTC, the Paying Agent, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time.
Payment of principal and interest to DTC is the responsibility of the Company or the Paying Agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

             If the Depository with respect to a Global Security is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by the Company within 90 days, the Company will issue certificated debentures in exchange for the Debentures represented by such Global Security.

             The information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

Same-Day Settlement and Payment

             Settlement for the Debentures will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

             The Debentures will trade in the Depositary's Same-
Day Funds Settlement System until maturity, and secondary market trading activity in the Debentures will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debentures.


                    UNDERWRITING

             Subject to the terms and conditions set forth in the Distribution Agreement and Terms Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase from the Company, the principal amounts of the Debentures set forth opposite its name below.


                                     Principal
                                          Amount
Underwriter                      of Debentures

Lehman Brothers Inc.                 $
Salomon Brothers Inc.
Chemical Securities, Inc.
First Chicago Capital Markets, Inc.
RBC Dominion Securities Corporation
             Total                    $

   The Distribution Agreement and the Terms Agreement provide that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Debentures if any are purchased.

   The Underwriters have advised the Company that they propose initially to offer the Debentures to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of [ ]% of the principal amount of the Debentures. The Underwriters may allow, and such dealers may reallow, a discount not in excess of [ ]% of the principal amount of the Debentures to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

   The Company does not intend to list the Debentures on any securities exchange or on the NASDAQ National Market
System.  The Company has been advised by Lehman Brothers
Inc. and Saloman Brothers Inc that they presently intend to make a market in the Debentures; however, they are not obligated to do so, and market making with respect to the Debentures may be discontinued at any time without notice.
There can be no assurance that an active public market for the Debentures will develop.

   The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect of such liabilities.

   The proceeds of the offering will be used to repay debts owed to affiliates of the following underwriters:
First Chicago Capital Markets, Inc., RBC Dominion
Securities Corporation and Chemical Securities Inc.

   Certain of the Underwriters have provided from time to time, and expect to provide in the future, financial advisory and investment banking services to the Company and its affiliates, for which such Underwriters have received and will receive customary fees and commissions.

VALIDITY OF SECURITIES

   The validity of the Debentures will be passed upon for the Company by K. Thor Lundgren, General Counsel to the
Company, and Eric B. Fonstad, Senior Corporate Counsel to the Company, and for the Underwriters by Mayer, Brown &
Platt, Chicago, Illinois, which may rely on the opinion of
K. Thor Lundgren or Eric B. Fonstad as to matters of
Wisconsin law.

PROSPECTUS

$150,000,000

          HARNISCHFEGER INDUSTRIES, INC.

                  Debt Securities

   Harnischfeger Industries, Inc. (the "Company") directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell from time to time up to $150,000,000 aggregate principal amount of its debt securities (the "Securities") on terms to be determined at the time of sale. The specific designation, aggregate principal amount, maturities, rate (or method of calculation) and time of payment of interest, purchase price, any terms for redemption and the agent, dealer or underwriter, if any, in connection with the sale of the Securities in respect of which this Prospectus is being delivered and other terms of the Securities are set forth in the accompanying Prospectus
Supplement ("Prospectus Supplement"). The Company reserves the sole right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of Securities to be made directly or through agents.

   If an agent of the Company or a dealer or underwriter is involved in the sale of the Securities in respect of which this Prospectus is being delivered, the agent's commission, dealer's purchase price, or underwriter's discount will be set forth in, or may be calculated from, the Prospectus Supplement and the net proceeds to the Company from such sale will be the purchase price of such Securities less such commission in the case of any agent, the purchase price of such Securities in the case of a dealer, or the public offering price less such discount in the case of an underwriter and less, in each case, the other attributable issuance expenses. The aggregate proceeds to the Company from all the Securities will be the purchase price of Securities sold less the aggregate of agents' commissions and underwriters' discounts and other expenses of issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for the agents, dealers and underwriters.


                  -----------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
SECURITIES OMISSION NOR HAS THE SECURITIES AND EXCHANGE
COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  -----------------

  The date of this Prospectus is September 4, 1992

   No person is authorized to give any information or to make any representations other than those contained in this Prospectus, the Prospectus Supplement or any Pricing
Supplement and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus, the Prospectus Supplement and any Pricing Supplement do not constitute an offer to sell or a solicitation of any offer to buy any securities other than the securities offered by this Prospectus, the Prospectus Supplement and any Pricing Supplement or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus, the Prospectus Supplement or any Pricing Supplement nor any sale made thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Prospectus, the Prospectus Supplement or any Pricing Supplement, or that the information herein or therein is correct as of any time since such date.


                AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").
Such reports, proxy statements and other information filed by the Company with the Commission can be inspected, and copies may be obtained, at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C.
20549, at prescribed rates, as well as at the following
Regional Offices of the Commission: 75 Park Place, New
York, New York 10007; and 500 West Madison Street, Suite
1400, Chicago, Illinois 60661-2511. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock
Exchange, Inc., 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange, Inc., 233 South Beaudry
Street, Los Angeles, California 90012 and 301 Pine Street,
San Francisco, California  94014.

   The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration
Statement") under the Securities Act of 1933, as amended
(the "Securities Act"), covering the Securities. This
Prospectus and the accompanying Prospectus Supplement do not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.


   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The Company's Annual Report on Form 10-K for the year ended October 31, 1991, the Company's Current Reports on
Form 8-K dated February 27, 1992, March 25, 1992, June 1,
1992, June 12, 1992 and August 24, 1992 and the Company's
Quarterly Reports on Form 10-Q for the quarters ended
January 31, 1992 and April 30, 1992, each of which has been filed by the Company with the Commission, are incorporated herein by reference.

   All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The Company will provide without charge to each person, including any beneficial owner to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated by reference in this Prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to Harnischfeger
Industries, Inc., 13400 Bishops Lane, Brookfield, Wisconsin
53005, Attention: Corporate Secretary (Telephone Number
(414) 671-4400).


                     THE COMPANY

   The Company is a holding company for four principal subsidiaries: Beloit Corporation, Harnischfeger
Corporation, Harnischfeger Engineers, Inc. and Syscon
Corporation. Harnischfeger Industries is the direct successor to a business begun over 100 years ago which, through its subsidiaries, manufactures and markets products classified into four industry segments; Papermaking
Machinery and Systems, Mining Equipment, Material Handling
Equipment and the Systems Group.

Papermaking Machinery and Systems

   The Papermaking Machinery and Systems Group is comprised of the Company's 80% interest in Beloit
Corporation ("Beloit") and the Company's 20% interest in Measurex Corporation ("Measurex"). Beloit is consolidated while Measurex is accounted for on the equity basis.
Mitsubishi Heavy Industries, Ltd. ("Mitsubishi") is the owner of the remaining 20% interest in Beloit. The Company and Mitsubishi have entered into certain agreements that provide Mitsubishi with the right to designate one of Beloit's five directors. Pursuant to these agreements, there are certain restrictions on the transfer of stock of Beloit and, in the event of a change in control of the Company, Mitsubishi has the right to sell its 20% interest back to the Company for the greater of $60 million or the book value of its equity interest. In addition, the Company and Measurex have entered into an agreement pursuant to which, among other things, the Company has agreed that neither it nor any of its affiliates will, without the prior written consent of a majority of Measurex's board of directors, acquire, directly or indirectly, any of Measurex's voting securities, including shares of Measurex common stock, if after such acquisition the Company and its affiliates would beneficially own in the aggregate more than 20% of the total combined voting power of Measurex's voting securities outstanding after such acquisition.

   Beloit is a leader in the design and manufacture of papermaking machinery and related products used in the pulp and paper industries. Beloit operates on a global basis with manufacturing facilities in six countries and sales and service offices located throughout the world. In addition, licensing arrangements exist with several major foreign companies. Beloit's activities are divided into the following categories: complete installations involving the design, manufacture and installation of equipment and systems; major rebuilds and servicing of existing installations; and the sale of ancillary equipment and replacement parts. This machinery is custom designed to meet the specific needs of each customer. Beloit is known for the quality and dependability of its products and is a leader in product innovation and development. A major factor in Beloit's success in the papermaking machinery industry has been its international manufacturing operations. Beloit's overseas facilities have been used to support both domestic and foreign sales and have provided
Beloit with the flexibility to shift its manufacturing to more favorable locations as appropriate. In addition, Beloit has been able to take advantage of favorable export financing provided by certain foreign governments.
Beloit's manufacturing facilities are supported by a domestic and international marketing network staffed by experienced sales engineers.


   Measurex provides its customers with
computer-integrated manufacturing through design, production, marketing and servicing of sensor-based information and control systems. Over 75% of Measurex's business is with the pulp and paper industry, with the remaining business being with the plastic, metal, rubber, chemicals, glass and pharmaceutical industries.


Mining Equipment

   Harnischfeger Corporation is the world's largest producer of electric mining shovels and is a significant producer of electric and diesel-electric crawler and walking draglines, hydraulic mining excavators, and electric, dredge and dragline bucket products. In 1991, Harnischfeger Corporation expanded its product lines by acquiring the large rotary blasthole drill product line from the Gardner-Denver Mining and Construction Division of Cooper Industries, Inc. The products of the Mining
Equipment segment are used in mines, quarries and earth-moving operations in the digging and loading of such minerals as coal, copper, gold, iron ore, lead, zinc, bauxite, uranium, phosphate, stone and clay. Harnischfeger
Corporation has a significant relationship in the mining shovel business with Kobe Steel, Ltd. ("Kobe") pursuant to which Harnischfeger Corporation licenses Kobe to manufacture certain electric mining shovels and related replacement parts in Japan. Harnischfeger Corporation has the exclusive right to market Kobe-manufactured mining shovels and parts outside Japan (except in the case of certain government sales). In addition, Harnischfeger
Corporation is party to an agreement, through 1993, with a corporate unit of the People's Republic of China, licensing the manufacture and sale of two models of electric mining shovels and related components. This relationship provides
Harnischfeger Corporation with an opportunity to sell component parts for shovels built in China.


Material Handling Equipment

   The Material Handling Equipment Division of
Harnischfeger Corporation produces lines of through-the-air material handling equipment designed for a wide variety of users. The Division is comprised of five business groups:
new cranes, pre-owned cranes, specialized equipment, parts and service.


Systems

   The Systems Group is comprised of two principal subsidiaries: Harnischfeger Engineers, Inc. ("HEI") and
Syscon Corporation ("Syscon"). HEI designs, system engineers, installs and integrates complete automated material handling systems for manufacturing, distribution and warehousing applications. HEI offers clients a range of services from feasibility studies, computer modeling and simulation of manufacturing operations through turnkey installation and project management. Syscon is engaged principally in providing systems development, systems integration and systems services to the United States Government, government agencies and commercial enterprises.


                   USE OF PROCEEDS

   Except as may be set forth in the Prospectus
Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, including, without limitation, the financing of its operations, the financing of capital expenditures, the repayment of short-term indebtedness, the acquisition of equity securities of the Company and possible business investments and acquisitions. Pending such applications, the net proceeds will be temporarily invested in marketable securities.

               SELECTED FINANCIAL DATA
               (dollars in thousands)

   The following selected financial data at and for the fiscal years ended October 31, 1991, 1990, 1989, 1998 and
1987 has been derived from the Company's consolidated financial statements audited by Price Waterhouse, independent accountants. The following selected financial data at and for the nine months ended July 31, 1992 and July 31, 1991 is unaudited. The following selected financial data should be read in conjunction with, and is qualified in its entirety by, the related financial statements and notes thereto which have been incorporated in this Prospectus by reference.


STATEMENT OF INCOME    Nine Months Ended        Fiscal Year Ended October 31,
DATA:             (unaudited)                 -----------------------------
             -----------


                   7/31/92     7/31/91          1991        1990     1989        1988       1987
Net sales        $1,022,234  $1,195,126    $1,584,114   $1,761,805  $1,466,626  $1,187,457  $ 957,546
Other income          9,823       14,864        19,361       15,195      16,208      21,112     16,589
        ----------  ----------    ----------   ----------  ----------  ----------  ---------
                  1,032,057   1,209,990     1,603,475    1,777,000   1,482,834   1,208,569    974,135

Cost of sales       805,665     961,785     1,264,847    1,438,100   1,172,038     956,644    770,415
Product devel.,
selling and
admin. expenses     155,016     161,571       217,708      215,383     204,423     182,578    160,402
                 ----------  ----------    ----------   ----------  ----------  ----------  ---------
Operating income     71,376      86,634       120,920      123,517     106,373      69,347     43,318
Interest (expense)
income - net         (5,645)      3,987         4,535        8,202       2,368      (9,340)   (11,273)
        ----------- ----------    -----------  ----------- ----------  ----------  ---------
Income before
provision for
income taxes and
minority interest    65,731      90,621        125,455    131,719      108,741      60,007     32,045
Provision for
income taxes         23,000)    (32,600)       (45,150)   (44,800)     (38,050)    (16,800)   (14,400)
Minority interest    (6,745)    (12,038)       (15,695)   (16,911)     (16,925)    (10,674)    (4,629)
        -----------  ----------   ------------ ----------  ----------- ----------- ----------
Income from
operations           35,986      45,983         64,610     70,008       53,766      32,533     13,016
Extraordinary loss
on retirement debt,
net of tax benefits       -           -              -          -            -     (18,111)(2)      -
Income tax benefit
from recognition of
operating loss carry
forwards              -            -             -       3,050       16,825          -      9,900
        ----------   ----------   ------------ ----------  ----------- ----------- ---------
Net income       $   35,986   $   45,983   $     64,610 $   73,058    $  70,591 $   14,422  $  22,916
        ----------   ----------   ------------ ----------- ----------- ----------  ---------
        ----------   ----------   ------------ ----------- ----------- ----------  ---------

Earnings per share:
Income from
operations            $1.23        $1.47           $2.08     $2.18       $1.66       $1.15     $  .51
Extraordinary loss on
retirement of debt        -            -               -         -           -        (.64)         -
Income tax benefit        -            -               -       .09         .51           -        .45
Net income            $1.23        $1.47           $2.08     $2.27       $2.17       $ .51     $  .96
BALANCE SHEET DATA:
  (at period end)
Total assets      1,550,300   $1,493,276    1,506,882    1,576,489  $1,369,892  $1,166,709 $1,070,739
Working capital     446,358      367,330      376,400      365,563     361,451     271,948    287,721
Long-term
obligations(1)      258,936      123,206      135,690      121,702     127,499      95,693    179,083
Shareholders'
equity              609,044      592,624      594,418      582,589     513,937     461,419    323,369

DEBT TO
CAPITALIZATION
RATIO(3)
                       28.9%        17.9%        19.4%       18.3%        18.3%       17.0%      36.2%

-----------------------------

(1)   Includes current portion of long-term debt and capitalized lease obligations.  On March 3, 1992, the Company issued $75,000 of 8.90% Debentures due March 1, 2002.  On June 22, 1992, the Company issued $75,000 of 8.70%
      Debentures due June 15, 2022.

(2)   On August 1, 1988, the Company redeemed for par value plus accrued interest the $100,000 12% Subordinated
      Debentures, due 2004, of Harnischfeger Corporation.  A one-time extraordinary charge of $18,111 (net of applicable income tax benefits of $5,950) was recorded to write off the remaining unamortized discount and debt issue expenses associated with the debentures.

(3)   The debt to capitalization ratio is defined as the sum of short-term notes payable, long-term debt (including current portion) and capitalized lease obligations divided by the sum of short-term notes payable, long-term debt (including current portion) and capitalized lease obligations, minority interest and shareholders' equity.


  CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

 The ratio of earnings to fixed charges for the Company is defined as income before provision for income taxes and minority interest plus interest expense
(including amortization of debt issuance expense), the portion of rental expense which represents interest (deemed to be one-third of rentals) and dividends received on less-than-fifty-percent-owned companies, reduced (increased) by equity income (loss) recorded on less-than-fifty-percent-owned companies, divided by fixed charges. Fixed charges include interest expense (including amortization of debt issuance expense) and the portion of rental expense which represents interest.

        Nine Months
         Ended       Fiscal Years Ended October 31
          7/31/92    1991     1990    1989     1988   1987
Ratio of
Earnings
to Fixed
Charges:   4.61     6.15(1) 5.99(1) 5.69(1)  2.73(1)  1.47
           ----     ------  ------  -------  -------  ----
           ----     ------  ------  -------  -------  ----


(1) Through April 1991, the Company, in connection with the May 1988 divestiture of Harnischfeger
       Corporation's Construction Equipment Division, had guaranteed a bank loan provided to Century II, Inc., the purchaser. As of October 31, 1988, the
       Company was contingently liable to those banks for the $24,000 outstanding balance of the loan. In
       April 1991, the Company was released from all guarantees and contingent liabilities. Any fixed charges associated with this guarantee have been excluded in the consolidated ratios of earnings to fixed charges calculation.


              DESCRIPTION OF SECURITIES

  The following descriptions set forth certain general terms and provisions of the Securities to which any Prospectus Supplement may relate. The particular terms and provisions of the series of Securities offered by a Prospectus Supplement, and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such series of Securities.

  The Securities are to be issued under an Indenture dated as of March 1, 1992, as supplemented by a First
Supplemental Indenture dated as of June 12, 1992
(collectively, the "Indenture"), with Continental Bank,
National Association, as Trustee (the "Trustee"). The following summaries of certain provisions of the Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definition therein of certain terms. Particular sections of the Indenture which are relevant to the discussion are cited parenthetically. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.


General

  The Indenture does not limit the amount of Securities which can be issued thereunder or the amount or type of debt securities which may otherwise be issued by the Company and additional debt securities may, without the consent of the holders of outstanding Securities, be issued under the Indenture up to the aggregate principal amount which may be authorized from time to time by, or pursuant to a resolution of, the Company's Board of Directors or by a supplemental indenture. Reference is made to the Prospectus Supplement for the following terms, if applicable, of the particular series of Securities being offered thereby: (1) the title of the Securities of the series; (2) any limit upon the aggregate principal amount of the Securities of the series; (3) whether the Securities of the series will be issuable in registered or bearer form or both, any restrictions applicable to the offer, sale or delivery of Securities in bearer form ("bearer Securities") and whether and the terms upon which bearer Securities will be exchangeable for Securities in registered form
("registered Securities") and vice versa; (4) the date as of which any bearer Securities of the series and any temporary global Security shall be dated if other than the date of issuance of the first Security of the series; (5) the method of paying interest with respect to any portion of a temporary bearer Security in the form of a global note; (6) the date or dates on which the principal of the Securities of the series will be payable; (7) the rate or rates (or manner of calculation thereof), if any, at which the Securities of the series will bear interest, the date or dates from which any such interest will accrue and on which such interest will be payable, and, with respect to Securities of the series in registered form, the record date for the interest payable on any interest payment date, whether and under what circumstances the Company will pay additional amounts on the Securities of the series held by a person who is not a U.S. person in respect of taxes or similar charges withheld or deducted and, if so, whether the Company will have the option to redeem such Securities rather than pay such additional amounts; (8) the place or places where the principal of and interest or additional amounts, if any, on the Securities of the series will be payable; (9) the period or periods within which, the price or prices at which and the terms and conditions upon which the Securities of the series may be redeemed at the option of the Company; (10) any redemption or sinking fund provisions; (11) the denominations in which Securities of the series shall be issuable;

(12) if other than the principal amount thereof, the portion of the principal amount of Securities of the series which will be payable upon declaration of acceleration of the maturity thereof; (13) the currencies in which payments of interest, premium or principal are payable with respect to such Securities; and (14) any additional provisions or other terms not inconsistent with the provisions of the Indenture, including any terms which may be required by or advisable under United States laws or regulations or advisable in connection with the marketing of Securities of such series. (Sections 3.1 and 3.2.) To the extent not described herein, principal and interest, if any, will be payable, and the Securities of a particular series will be transferable, in the manner described in the Prospectus
Supplement relating to such series. "Principal" when used herein includes, when appropriate, the premium, if any, on the Securities.

  Securities of any series may be issued as registered
Securities or bearer Securities or both as specified in the terms of the series. Additionally, Securities of any series may be represented by one or more global notes registered in the name of a depositary's nominee and, if so represented, beneficial interests in such global note will be shown on, and transfers thereof will be effected only through, records maintained by a designated depositary and its participants. Unless otherwise indicated in the Prospectus Supplement, registered Securities will be issued in the denomination of $1,000 and integral multiples thereof and bearer Securities will be issued in the denomination of $5,000 and integral multiples thereof.

  If appropriate, federal income tax consequences applicable to a series of Securities will be described in the Prospectus Supplement relating thereto.

Exchange of Securities

  Registered Securities may be exchanged for an equal aggregate principal amount of registered Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 3.5.)

  To the extent permitted by the terms of a series of Securities authorized to be issued in registered form and bearer form, bearer Securities may be exchanged for an equal aggregate principal amount of registered or bearer
Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Securities with all unpaid coupons relating thereto at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 3.5.) As of the date of this Prospectus, registered Securities may not be exchanged for bearer Securities and, unless such regulations are modified, the terms of a series of Securities will not permit registered Securities to be exchanged for bearer
Securities.


Limitation Upon Liens

  The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary (as defined below) to create, incur, issue, assume or guarantee any indebtedness for borrowed money ("Indebtedness") secured by a mortgage, security interest, pledge or lien (each a "Lien") of or upon any Principal Manufacturing Property (as defined below), or any shares of capital stock or indebtedness of any Restricted Subsidiary (as defined below), whether owned at the date of the Indenture or thereafter acquired, without effectively providing that the Notes and any other Securities issued under the Indenture shall be secured by such Lien equally and ratably with (or, at the option of the Company, prior to) such indebtedness, so long as such indebtedness shall be so secured. The foregoing restrictions, however, shall not apply to (i) taxes, assessments or governmental charges which are not yet delinquent, or are being diligently contested in good faith and by appropriate proceeding; (ii) governmental
Liens or Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and vendors' liens for sums not yet due or which are being diligently contested in good faith and by appropriate proceedings;
(iii) existing Liens; (iv) any Lien on any property acquired, constructed or substantially improved by, or of or upon any shares of capital stock or indebtedness acquired by, the Company or any Restricted Subsidiary after the date of the Indenture and created contemporaneously with or within twelve (12) months of such acquisition, construction or improvement to secure or provide for all or a portion of the purchase price of such property or for such construction or improvement; (v) Liens in connection with industrial revenue bonds, pollution control bonds or similar secured financings; (vi) performance of bids, tenders, contracts (other than for the repayment of or in connection with borrowed money), or for purposes of like general nature in the ordinary course of the Company's business; (vii) Liens in favor of any customer to the extent necessary to secure partial, progress, advance or other payments for goods produced or services rendered to such customer in the ordinary course of business; (viii) attachment, judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed within thirty (30) days after the Company or a Restricted
Subsidiary receives notice thereof and the claims secured thereby are being actively contested in good faith by appropriate proceedings and against which an adequate reserve has been established; (ix) any Lien existing on the property, shares of stock or indebtedness of a Person at the time such Person becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of any Person as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary (whether or not such Lien is assumed by the Company or a Restricted Subsidiary); (x)
Liens on the property of a Restricted Subsidiary to secure indebtedness for borrowed money owed to the Company or another Subsidiary; (xi) in the case of leased properties, the terms and conditions of leases or subleases creating the leasehold estate and, in the case of all real properties, title exceptions affecting the underlying fee simple estate; or (xii) Liens created in connection with the extension or renewal of any secured indebtedness or other obligations permitted under the terms of the Indenture.

  Notwithstanding the restrictions outlined above, the Company or any Restricted Subsidiary may, without equally and ratably securing the Securities, issue, assume or guarantee indebtedness secured by a Lien not excepted under clauses (i) through (xii) above, if the aggregate amount of such indebtedness, together with all other indebtedness secured by Liens not so excepted, does not at the time exceed 10% of Consolidated Net Tangible Assets (as defined below).

  The term "Consolidated Net Tangible Assets" means, as of any particular time, the total amount of assets (less applicable reserves) after deducting therefrom (i) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than twelve (12) months after the time as of which the amount thereof is being computed and excluding current maturities of long-term indebtedness), and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as shown in the audited consolidated balance sheet of the Company and its Subsidiaries contained in the Company's then most recent annual report to stockholders.

  The term "Principal Manufacturing Property" means any manufacturing plant (including fixtures and improvements but excluding equipment, leases and other contract rights which might otherwise be deemed real property) owned by the Company, or any Restricted Subsidiary, whether owned on the date of the Indenture or thereafter, provided each such plant has a gross book value (without deduction for any depreciation reserves) at the date as of which the determination is being made of in excess of two percent
(2%) of Consolidated Net Tangible Assets, other than any such plant or portion thereof which, in the opinion of the Board of Directors (evidenced by a Board Resolution), is not of material importance to the business conducted by the Company and its Subsidiaries taken as a whole.

  The term "Restricted Subsidiary" means each Subsidiary
(i) substantially all the property of which is located, or substantially all the business of which is conducted, within the United States excluding its territories and possessions, and (ii) which owns or leases a Principal
Manufacturing Property.


Additional Restrictive Covenants

  Reference is made to the Prospectus Supplement relating to a particular Note for any additional restrictive covenants which may relate to such Note.


Amendment and Waiver

  Subject to certain exceptions, the Indenture or the Securities may be amended or supplemented by the Company and the Trustee with the written consent of the holders of not less than 66-2/3% in principal amount of the outstanding Securities of each series affected by the amendment or supplement (with each series voting as a class) or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the outstanding Securities of each series affected by such waiver (with each series voting as a class). However, without the consent of each Security holder affected, an amendment or waiver may not, among other things, (i) reduce the principal of or change the Stated Maturity of any Security, (ii) reduce the rate of or change the time for payment of interest on any Security;
(iii) reduce any premium payable upon redemption of any Security; (iv) change the place of payment where any Security or any interest thereon is payable; (v) waive a default in the payment of the principal of or interest on any Security (Section 5.13); (vi) make any Security payable in money other than that stated in the Security, (vii) impair the right to institute suit on or after the Stated
Maturity Date of any Security for the enforcement of any payment on or with respect to such Security; or (viii) reduce the percentage in principal amount of Securities whose holders must consent to a supplemental indenture, amendment or any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequence. (Section 9.2.) The Indenture may be amended or supplemented without the consent of any Security holder, among other things, (I) to provide for the assumption of all the obligations of the Company under the Securities and any coupons appertaining thereto and under the Indenture by any corporation in connection with a merger, consolidation, or transfer or lease of the Company's property and assets substantially as an entirety, as provided for in the Indenture; (ii) to add to the covenants of the Company, for the benefits of the Holders of all or any series of Securities; (iii) to provide for bearer Securities that are registrable as to principal or to change or eliminate in certain circumstances any restrictions on the payment of principal (and interest in the case of bearer Securities) on the Securities; (iv) to provide for uncertificated Securities in addition to or in place of certificated Securities; (v) to make any change that does not adversely affect the rights of any Holder of Securities; (vi) to provide for the issuance of and establish the form and terms and conditions of a series of Securities or to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of Securities; (vii) to cure any ambiguity, defect or inconsistency in the Indenture or in the Securities of any series; (viii) to evidence the appointment of a successor Trustee; or (ix) to secure the Securities. (Section 9.1.)


Successor Entity

  The Company may consolidate with, or merge into, or be merged into, or transfer or lease its property and assets substantially as an entirety to, any other corporation, if
(I) the Company is the continuing corporation, or the successor is a U.S. corporation which assumes all the obligations of the Company under the Securities and any coupons appertaining thereto and under the Indenture, and
(ii) after giving effect thereto, no default under the Indenture shall have occurred and be continuing.
Thereafter, except in the case of a lease, all such obligations of the Company shall terminate. (Section 8.1 and Section 8.2.)


Defeasance, Satisfaction and Discharge of the Securities
Prior to Maturity

  Defeasance. Unless provided for otherwise in the applicable Prospectus Supplement, if the Company shall deposit with the Trustee, in trust, at or before maturity, lawful money or direct obligations of the United States of America or obligations the principal of and interest on which are guaranteed by the United States of America in such amounts and maturing at such times that the proceeds of such obligations to be received upon the respective maturities and interest payment dates of such obligations will provide funds sufficient, in the opinion of a nationally-recognized firm of independent public accountants chosen by the Company, to pay when due the principal of and interest on the Securities to maturity
(such money or direct obligations of, or obligations guaranteed by, the United States of America initially deposited or equivalent cash or securities subsequently exchanged therefor, to be held as security for the payment of such principal and interest), then the Company may omit to comply with certain of the terms of the Indenture as they relate to the Securities, including the restrictive covenants described herein under the caption "Description of Securities - Limitation Upon Liens" and the Event of
Default described in clause (iv) under the caption
"Description of Securities--Events of Default." Defeasance of the Securities would be subject to the satisfaction of certain conditions, including, among others, (I) the absence of an Event of Default at the date of the deposit,
(ii) the perfection of the holders' interest in such deposit and (iii) the condition that such deposit would not result in a breach of a material instrument by which the Company is bound. (Section 4.2.)

  Satisfaction and Discharge. Upon the deposit of money or securities contemplated above and the satisfaction of certain conditions, the Company may omit to comply with its obligations duly and punctually to pay the principal of and interest on the Securities, or with any Events of Default with respect thereto, and thereafter the holders of Securities shall be entitled only to payment out of the money or securities deposited with the Trustee. Such conditions may include, among others, (I) except in certain limited circumstances involving a deposit made within one year of maturity, (A) the absence of an Event of Default at the date of deposit or on the 91st day thereafter, and (B) the delivery to the Trustee by the Company of an opinion of nationally-recognized tax counsel to the effect that holders of Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred, and (ii) the receipt by the Company of an opinion of counsel to the effect that such satisfaction and discharge will not result in a violation of the rules of any nationally-recognized exchange on which the Securities are listed. (Section 4.1.)


Events of Default

  The following events are defined in the Indenture as "Events of Default" with respect to a series of Securities:
(I) default in the payment of interest on any Security of such series which continues for 30 days; (ii) failure by the Company for two business days after notice to it to pay the principal of any Security of such series when due;
(iii) failure by the Company for two business days after notice to it to pay any sinking fund installment required to be made by the Company with respect to any series of Securities; (iv) failure by the Company for 60 days after notice to it to comply with any of its other agreements with respect to the Securities of such series in the Indenture or in any supplemental indenture under which the Securities of that series may have been issued; (v) certain events of bankruptcy or insolvency and (vi) acceleration of any indebtedness for money borrowed by the Company or any Restricted Subsidiary in excess of $10,000,000 in aggregate principal amount, if such acceleration is not rescinded or annulled within 10 days after written notice has been provided to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of outstanding Securities. (Section 5.1.)
If an Event of Default occurs with respect to the Securities of any series and is continuing, the Trustee or the holders of at least 25% in principal amount of all of the outstanding Securities of that series may declare the principal (or, if the Securities of that series are original issue discount
Securities, such portion of the principal amount as may be specified in the terms of that series) of, and any accrued interest on, all the Securities of that series to be due and payable. Upon such declaration, such principal (or, in the case of original issue discount Securities, such specified amount) and all accrued interest thereon shall be due and payable immediately. (Section 5.2.)

  Holders of Securities may not enforce the Indenture or the Securities, except as provided in the Indenture.
(Section 5.7.) The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. (Section 6.3(e).) Subject to certain limitations, holders of a majority in principal amount of the Securities of each series affected (with each series voting as a class) may direct the Trustee in its exercise of any trust power. (Section 5.12.) The Trustee may withhold from Security holders notice of any continuing default (except a default in payment of principal or interest) if it determines in good faith that withholding notice is in their interests. (Section 6.2.) The Company is not required under the Indenture to furnish any periodic evidence as to the absence of default or as to compliance with the terms of the Indenture.


Concerning the Trustee

  Continental Bank, National Association, the Trustee under the Indenture, is a participating bank under the Company's
Amended and Restated Multiple Option Financing Facility dated as of December 5, 1989, pursuant to which, as of the date of this Prospectus, Continental Bank, National
Association, was committed to advance $15,500,000 to the Company.


                PLAN OF DISTRIBUTION

  The Company may sell the Securities being offered hereby:
(I) directly to purchasers, (ii) through agents, (iii) through underwriters, (iv) through dealers or (v) through a combination of any such methods of sale.

  The distribution of the Securities may be effected from time to time in one or more transactions either: (I) at a fixed price or prices, which may be changed, or (ii) at market prices prevailing at the time of sale, or (iii) at prices related to such prevailing market prices, or (iv) at negotiated prices.

  Offers to purchase Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Agents may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

  If an underwriter or underwriters are utilized in the sale, the Company will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public.

  If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

  In the event the Securities are not listed on a national securities exchange, certain broker-dealers may make a market in the Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Securities or as to the liquidity of the trading market for the Securities, whether or not the Securities are listed on a national securities exchange. The Prospectus Supplement with respect to the Securities will state, if known, whether or not any broker-dealer intends to make a market in the Securities. If no such determination has been made, the Prospectus Supplement will so state.

  Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with the Company, to indemnification against certain civil liabilities, including liabilities under the Securities
Act.

  The place and time of delivery for the Securities in respect of which this Prospectus is delivered will be set forth in the accompanying Prospectus Supplement.

LEGAL MATTERS

  Unless otherwise indicated in the Prospectus Supplement, certain legal matters in connection with the Securities offered hereby will be passed upon for the Company by Kirkland & Ellis, Chicago, Illinois, and for any underwriters, agents and certain other purchasers by Sidley
& Austin, Chicago, Illinois.


                       EXPERTS

  The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended October 31, 1991, have been so incorporated in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus Supplement or the accompanying Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer of any securities other than those described in this Prospectus
Supplement or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus Supplement or the Prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information contained herein or therein is correct as of any time subsequent to the date of such information


               --------------------


                  TABLE OF CONTENTS

                Prospectus Supplement

                                     Page
                                     ----
Incorporation of Certain Documents
  by Reference                       S-2
Recent Development                        S-3
The Company                          S-3
Use of Proceeds                      S-4
Consolidated Ratios of Earnings
  to Fixed Charges                        S-4
Description of the Debentures             S-4
Underwriting                              S-6
Validity of Securities                    S-7

Prospectus

Available Information                2
Incorporation of Certain Documents by
  Reference                          2
The Company                          2
Use of Proceeds                      4
Selected Financial Data                   5
Consolidated Ratios of Earnings to
  Fixed Charges                      6
Description of Securities                 6
Plan of Distribution                 10
Legal Matters                             11
Experts                                   11





                    $150,000,000

           Harnischfeger Industries, Inc.







                       % Debentures

                   due      , 2025


               ---------------------


                PROSPECTUS SUPPLEMENT

                 December    , 1995



               --------------------



                  LEHMAN BROTHERS

                SALOMON BROTHERS INC


              Chemical Securities Inc.

                First Chicago Capital
                    Markets, Inc.

                    RBC Dominion
               Securities Corporation